Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Multi-Strategy Income and Growth Fund 2

333- 105859
811-21333


A special meeting of the shareholders of the above-referenced Fund was held on November 18, 2011.

The purpose of the meeting was to amend the Funds fundamental investment restriction regarding concentration.

The results of the shareholder vote was as follows:

<c>To amend the Funds
fundamental investment
restriction regarding
concentration.
   For
            70,994,230
   Against
              2,589,152
   Abstain
              2,984,257
   Broker Non-Votes
                          -
      Total
            76,567,639

Proxy materials are herein incorporated by reference to the SEC filing on September 16, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-085055.